Exhibit 107
Form
S-8
(Form Type)
PLANET FITNESS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Planet Fitness, Inc. 2025 Omnibus Incentive Plan - Class A Common Stock, $0.0001 par value	457(c) and 457(h)	5,681,700 (4)	$93.75	$532,659,375	$ 153.10 per $1,000,000	$81,550.15

Total Offering Amounts					$532,659,375		$81,550.15

Total Fee Offsets							$0.00

Net Fee Due							$81,550.15

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of Class A common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.

(2)	Represents shares reserved for issuance pursuant to future awards under the Planet Fitness, Inc. 2025 Omnibus Incentive Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sale price of the Registrant’s Class A common stock, as reported by the New York Stock Exchange on April 30, 2025, which were $95.02 and $92.47, respectively.

(4)
Consisting of (i) 5,300,000 shares of Class A common stock that are reserved for issuance in respect of the Planet Fitness, Inc. 2025 Omnibus Incentive Plan and (ii) up to 381,700 shares of Class A common stock underlying awards granted and outstanding under the Planet Fitness, Inc. 2015 Omnibus Incentive Plan.